Playboy Contact:
                                            Martha Lindeman   (312) 440-5493

                                            Spice Contact:
                                            Gregory Miller    (212) 941-1434
                                                              (917) 635-7335
                                            Tina Clarke       (212) 941-1434

                      PLAYBOY ENTERPRISES AGREES TO ACQUIRE
                       SPICE ENTERTAINMENT COMPANIES, INC.

         CHICAGO, Wednesday, February 4, 1998 -- Playboy Enterprises, Inc. (PEI) and Spice Entertainment Companies, Inc. (SPICE) today announced that they entered into an agreement whereby PEI will acquire all of the outstanding shares of SPICE (SPZE- NASDAQ) for cash and Playboy stock. The total transaction value, including the assumption of debt, is expected to be approximately $95 million. For each share of SPICE, stockholders will receive the sum of:

                    $3.60 in cash; and
                    0.1524 shares of PEI Class B Stock (PLA - NYSE), subject to a collar designed to provide a minimum value of $2.11 or a maximum value of $2.69 per SPICE share.

         Under the terms of the agreement, SPICE's stockholders will retain ownership of SPICE's digital operations center for video and Internet broadcasts, its option to acquire the outstanding stock of Emerald Media, Inc., a leading provider of adult entertainment in the C-Band market, and certain rights to a library of adult films.

         PEI's Playboy TV and AdulTVision networks, which reached a total of
17.9 million U.S. cable and direct-to-home households as of September 30, 1997, reported revenues of $52.1 million for the 12-months ended September 30. SPICE's domestic networks, SPICE and Adam & Eve, reached 21.5 million households and had revenues of $22.0 million for the same time periods.

         PEI Chairman and Chief Executive Officer Christie Hefner said: "We believe that this acquisition is an excellent strategic fit because the benefits of integrating the two companies will significantly enhance Playboy's fast-growing and high-margin television business, here and abroad. Excluding one-time expenses associated with the deal, we expect the acquisition to be accretive in the first year.

         "In addition to our stockholders, the acquisition will benefit our customers, as we will be able to increase our commitment to quality programming for adults, and we expect this acquisition to strengthen our relationship with our cable and direct-to-home distributors," Hefner added.

         J. Roger Faherty, Chairman and Chief Executive Officer of SPICE, said:
"We are very pleased with the opportunity that this agreement provides our shareholders to receive fair value from the restructuring of our company's operations in 1996 and to participate in Playboy Enterprises' growth as the world's leading brand of entertainment aimed at adult audiences."

         The agreement is subject to due diligence review, definitive documentation, working capital and tax adjustments, SPICE shareholder approval, receipt of a fairness opinion by SPICE and other customary closing conditions. There is no assurance that any definitive agreement regarding the sale of SPICE will be reached or that the transaction will be completed.

         Playboy and SPICE intend to promptly begin preparation of definitive documentation and obtain the approval of SPICE's shareholders. Closing of the transaction is expected to occur during the second calendar quarter.

                                 * * * *

         Playboy Enterprises, Inc. is an international media and entertainment company that publishes Playboy magazine in the United States and licenses editions internationally, develops and markets other branded media products, including newsstand specials, calendars, books, CD-ROMs and Internet sites; creates and distributes programming for domestic pay television, worldwide home video and international television; markets the Playboy trademarks on apparel, accessories and products sold around the world; operates a direct marketing business, including the Critics' Choice Video, Collectors' Choice Music and Playboy catalogs; and will open the Playboy Casino & Beach Hotel on the Greek island of Rhodes.

         Spice Entertainment Companies is a leading provider of adult television entertainment throughout the world.


                                # # #